Exhibit 99.2

Courier Terminates Quad/Graphics Agreement and Separately Announces Agreement with RR Donnelley

NORTH CHELMSFORD, Mass. — February 5, 2015 — Courier Corporation (Nasdaq: CRRC), a leader in digital printing, publishing and content management in the United States specializing in educational, religious and trade books, announced today that it has terminated its previously announced merger agreement with Quad/Graphics, Inc. (NYSE: QUAD).

In addition, as separately announced today, Courier and R.R. Donnelley & Sons Company (NASDAQ: RRD) have signed a definitive agreement by which RR Donnelley will acquire Courier for $23.00 per share in cash or 1.3756 RR Donnelley common shares, subject to pro ration so that a total of 8.0 million shares of RR Donnelley common stock, representing approximately 51% of the total merger consideration, will be issued in the merger.

As previously announced, on January 16, 2015, Courier entered into a definitive merger agreement with Quad/Graphics under which Quad/Graphics would acquire Courier in a cash and stock transaction with a total purchase price of $20.50 per share.  On January 27, 2015, Courier announced that it had received a non-binding, unsolicited proposal from RR Donnelley to acquire Courier for $23.00 per share in cash and RR Donnelley common stock.  On January 28, 2015, Courier announced that its Board of Directors had determined that the RR Donnelley proposal was reasonably likely to result in a “Superior Proposal” as defined in the Quad/Graphics merger agreement.

Following discussions with RR Donnelley and consistent with its fiduciary duties, Courier’s Board of Directors, in consultation with its independent legal and financial advisors, carefully reviewed and considered the RR Donnelley proposal.  In accordance with the Quad/Graphics merger agreement, Courier provided Quad/Graphics with the opportunity to match the RR Donnelley proposal. Quad/Graphics declined to make any new proposal and the Courier Board unanimously determined that the RR Donnelley proposal constituted a “Superior Proposal” as defined under the Quad/Graphics merger agreement.

In accordance with the Quad/Graphics merger agreement, simultaneous with termination of the agreement, Courier paid Quad/Graphics a $10 million termination fee.  Under the terms of the RR Donnelley merger agreement, Courier will be reimbursed by RR Donnelley for the entire $10 million fee payment.

James F. Conway III, Courier’s Chairman, President and CEO, stated: “After a careful evaluation process, the Courier Board determined that the RR Donnelley transaction provides superior value to Courier shareholders and important benefits to our customers and employees.”

Blackstone Advisory Partners L.P. is serving as exclusive financial advisor to Courier Corporation, and Goodwin Procter LLP is serving as legal counsel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Courier operates and beliefs of and assumptions made by Courier management, involve uncertainties that could significantly affect the financial results of Courier or the combined company. Words such as “aim,” “expect,” “anticipate,” “intend,” “plan,” “goal,” “believe,” “hope,” “seek,” “target,” “continue,” “estimate,” “will,” “may,” “would,” “could,” “should,” or variations of such words and similar expressions or the negative thereof are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, among others, statements regarding the proposed transaction with RR Donnelley, including the value creation for Courier’s shareholders. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, among others, successful completion of the proposed transaction with RR Donnelley, the ability to implement plans for the integration of the proposed transaction with RR Donnelley, and the receipt of required regulatory approvals for the proposed transaction (including the approval of antitrust authorities necessary to complete the proposed transaction), and such other risks and uncertainties detailed in RR Donnelley’s and Courier’s respective periodic public filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to those discussed (i) under “Risk Factors” in RR Donnelley’s Form 10-K for the fiscal year ended December 31, 2013, and in RR Donnelley’s subsequent filings with the SEC and in other investor communications of RR Donnelley from time to time and (ii) under “Risk Factors” in Courier’s Form 10-K for the fiscal year ended September 27, 2014 and in Courier’s subsequent filings with the SEC and in other investor communications of Courier from time to time.  Neither RR Donnelley nor Courier undertakes to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Additional Information about the Proposed Transaction and Where to Find It:

This press release relates to a proposed transaction between RR Donnelley and Courier, which will become the subject of a registration statement on Form S-4 and proxy statement/prospectus forming a part thereof, to be filed with the SEC by RR Donnelley and Courier.  This document is not a substitute for the registration statement and proxy statement/prospectus that RR Donnelley and Courier will file with the SEC or any other documents that RR Donnelley or Courier may file with the SEC or send to shareholders of Courier in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF COURIER ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY RR DONNELLEY OR COURIER WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus (when available) and other relevant documents filed or that will be filed by RR Donnelley or Courier with the SEC through the website maintained by the SEC at http://www.sec.gov.  Copies of the registration statement, proxy statement/prospectus and other relevant documents filed by RR Donnelley with the SEC will be available free of charge on RR Donnelley’s internet website at http://investor.rrd.com/sec.cfm or by contacting RR Donnelley’s Investor Relations Department at (800) 742-4455.  Copies of the proxy statement/prospectus and other relevant documents filed by Courier with the SEC will be available free of charge on Courier’s internet website at www.courier.com or by contacting Courier Investor Relations at investorrelations@courier.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation

RR Donnelley, Courier, and their respective directors and executive officers may be considered participants in the solicitation of proxies from shareholders of Courier in connection with the proposed transaction.  Information about the directors and executive officers of Courier is set forth in Amendment No. 1 to its Annual Report on Form 10-K, which was filed with the SEC on Form 10-K/A on January 26, 2015.  Information about the directors and executive officers of RR Donnelley is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 15, 2014.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Contacts:

Courier Investor Relations Contact:

Peter Folger, 978-251-6000

Senior Vice President and Chief Financial Officer

investorrelations@courier.com

or

Courier Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Averell Withers, 212-355-4449

or Nick Leasure, 212-355-4449